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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Joint Proxy Statement/Prospectus of our report, dated January 24, 1997, relating to the consolidated financial statements of Valley Bancorporation and Subsidiary, and to the reference to our firm under the caption "EXPERTS" in the Joint Proxy Statement/Prospectus.

Knight, Vale & Gregory, Inc., P.S.
September 21, 1998